Exhibit 10(af)

Comtech Telecommunications Corp.
68 South Service Road
Melville, Long Island, NY 11747

July 23, 2015

Mr. Robert McCollum
3309 N Morino
Chandler, AZ 85224

Dear Robert:

This letter agreement (this “Agreement”) confirms and sets forth the terms of your change of employment position with Comtech Telecommunications Corp. (the “Company”) from Senior Vice President, President of Comtech EF Data Corp. to Senior Advisor from August 2, 2015, (the “Termination Date”) through January 31, 2016 (the “Consulting Period”).
a)Termination Type. On the Termination Date, you will no longer be an employee of the Company and the termination of your employment on the Termination Date shall be a voluntary termination. You will automatically, and without any other action, resign from any position you then hold as a director, officer, or employee of the Company, its subsidiaries or its affiliates. You hereby agree to execute any documents reasonably requested by the Company to further evidence such resignation. You hereby acknowledge and agree that the termination of your employment on the Termination Date pursuant to and in accordance with this Agreement will be a termination that is mutually agreed to by you and the Company and for purposes of the 2000 Stock Incentive Plan (the “Equity Plan”), a voluntary termination and a retirement. Accordingly, except as otherwise provided herein, you will not be entitled to receive any severance payments or benefits in connection with the termination of your employment on the Termination Date, other than payment of any accrued and unpaid base salary within 30 days of the date of termination and unreimbursed business-related expenses, in accordance with Company policy within 30 days of the date of termination (the “Accrued Rights”).
Consulting Period. During the Consulting Period, you will be a Senior Advisor, reporting to, and subject to the direction of, the Chief Executive of the Company (CEO). You will make yourself available to the CEO and other members of senior management of the Company, its subsidiaries or its affiliates in order to facilitate the transition of your duties to other members of management and to ensure appropriate transmission of institutional knowledge within the Company, its subsidiaries or its affiliates (the “Services”). The Services will be performed as and when requested by the Company, by phone or by in-person attendance at meetings, subject to the Company providing you reasonable prior notice of any request for in-person attendance at a meeting and making reasonable scheduling accommodations to any of your previously scheduled commitments. For each day you provide Services, the Company shall pay you a consulting fee of $1600.00, based on your weekly invoice for Services. In addition, upon presentation of appropriate documentation, the Company shall reimburse you, in accordance with the Company’s travel and expense reimbursement policy, for all reasonable business expenses incurred in connection with your performance of the Services. Unless otherwise notified, you may continue to use your previously issued Company computer equipment to perform such Services. At the end of the Consulting Period, you may purchase your company issued cell phone and tablet computer at fair market value, or return them to the company, at your option. All Comtech company proprietary information shall be removed from said devices by company IT personnel prior to their purchase.
b)Equity Plan. Your unvested equity awards under the Equity Plan will continue to vest through the Termination Date in accordance with the terms of the Equity Plan and any applicable award agreements. In accordance with our Equity Plan, your termination will be deemed to be a retirement. .
c)Independent Contractor. At all times during the Consulting Period, your status shall be that of an independent contractor, and you will not act as a representative for or on behalf of the Company for any purpose or transaction, and may not bind or otherwise obligate the Company in any manner whatsoever without obtaining the prior written approval of the Company therefor. All consulting fees paid to you shall represent fees for services as an independent contractor, and shall therefore be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. The determination of any tax liability or other consequences of any payment made pursuant to the terms of this Agreement will be your sole responsibility and you will pay all taxes, if any, assessed on such payments under the applicable laws of any Federal, state, local or other jurisdiction. Except as described herein, during the Consulting Period, you will not be eligible to participate in any of the employee benefit plans or arrangements of the Company.
d)COBRA. You hereby further acknowledge and agree that, except as otherwise provided in this Agreement, the Termination Date is the date of termination of your employment with the Company for purposes of participation in and coverage under the employee benefit plans and programs maintained by the Company, and that as of the Termination Date you will only be entitled to receive from the Company (i) the Accrued Rights and (ii) other rights or benefits specifically provided under the terms of this Agreement. As required by law or regulation, you will be eligible to participate in the Company’s medical, dental and vision plans through COBRA after you are no longer employed by the Company.

e)Miscellaneous. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in their entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, except as expressly set forth herein. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. No modifications of this Agreement will be valid unless made in writing and signed by the parties hereto. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.
Please confirm your agreement with the foregoing by signing and returning a copy of this Agreement to the undersigned.
Very truly yours,
COMTECH TELECOMMUNICATIONS CORP.
By: /s/ Dr. Stanton Sloane
Name: Dr. Stanton Sloane
Title: President and CEO

Agreed to and accepted by:

By: /s/ Robert McCollum
Robert McCollum

Date:     7/23/15

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